EXHIBIT 10.35

SPLIT-DOLLAR INSURANCE AGREEMENT

This Agreement made this 19th day of SEPTEMBER, 1994, among IMMUNOMEDICS, INC., a Delaware Corporation, 300 American Road, Morris Plains, New Jersey 07950 (hereinafter called the “Corporation”), and EVA J. GOLDENBERG, DEBORAH S. GOLDENBERG, DENIS C. GOLDENBERG, NEIL A. GOLDENBERG and LEE R. GOLDENBERG, as Trustees of the DAVID M. GOLDENBERG INSURANCE TRUST dated August 5, 1994 (hereinafter called the “Trustees”).

WITNESSETH :

WHEREAS, Dr. David M. Goldenberg (the “Employee”) is and has been employed by the Corporation for more than eleven (11) years and has performed valuable services for the Corporation; and

WHEREAS, in recognition of the valuable services of the Employee, the Corporation wishes to enter into this Split Dollar Insurance Agreement to provide insurance protection through the vehicle of a trust for the benefit of certain members of the family of the Employee.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1. PURCHASE OF INSURANCE.

1.1 The Trustees, in their capacities as Trustees, shall enter into a contract of life insurance (the “Policy”) with New York Life Insurance Company (the “Insurance Company”) insuring the life of the Employee, with an initial face value of $10,000,000 payable to the Trustees upon the death of the Employee.

ARTICLE 2. PAYMENT OF PREMIUMS.

2.1 Premiums shall be paid and allocated between the Corporation and the Trustees in the following manner:

2.1(a) The Corporation shall pay to the Insurance Company an initial premium (the “Initial Premium”) in the amount of $372,009.

2.2 The Corporation shall pay a portion of the premiums due on the Policy, commencing in 1995 and thereafter until the Policy cash value is sufficient to pay all future premiums due, in the sum of $142,800 (the “Corporation’s Premium Portion”).

2.3 The Trustees shall pay a portion of the premiums due on the Policy, commencing in 1995 and thereafter until the Policy cash value is sufficient to pay all future premiums due, in the sum of $57,200 (the “Trustees’ Premium Portion”).

2.4 At the option of the Corporation, it can either (i) pay directly to the Insurance Company the Trustees’ Premium Portion and the Corporation’s Premium Portion, in which case the Trustees shall promptly reimburse the Corporation for the payment of the Trustees’ Premium Portion, or (ii) pay directly to the Insurance Company only the Corporation’s Premium Portion, in which case the Trustees shall pay directly to the Insurance Company the Trustees’ Premium Portion.

ARTICLE 3. POLICY OWNERSHIP PROVISIONS.

3.1 The Trustees shall be the sole and exclusive owner of the Policy and except as hereinafter limited in ARTICLE 5 of this Split-Dollar Insurance Agreement, shall have all the right, title and incidents of ownership therein, including, but not limited to the right to assign or revoke the assignment of the Policy, select settlement and dividend options, to pledge the Policy or borrow on the security of the Policy and to surrender or cancel the Policy. All such rights may be exercised by the Trustees without the consent of the Corporation.

3.2 In consideration for the Corporation’s payment of the premium contributions as set forth in this Split-Dollar Insurance Agreement, the Trustees agree that the Corporation shall have the following rights:

a. The right to receive from the Trustees out of any proceeds payable to the Trustees on account of the death of the Employee an amount equal to the aggregate of (i) the Initial Premium, (ii) the total amount of the Corporation’s Premium Portion paid by the Corporation up to the death of the Employee and (iii) $323,500. The total of the amounts set forth in subparagraphs (i), (ii) and (iii) is hereinafter called the “Aggregate Payment”).

b. The right to receive from the Trustees, upon surrender of the policy by the Trustees, an amount from the cash surrender proceeds, the lesser of (i) the amount received from the Insurance Company upon such surrender, or (ii) an amount equal to the aggregate of (1) the Initial Premium, (2) the total amount of the Corporation’s Premium Portion paid by the Corporation up to the surrender of the Policy and (3) $323,500.

3.3 The Corporation hereby covenants with the Trustees that it will not exercise or attempt to exercise any rights under this Split-Dollar Insurance Agreement in any way that might impair or defeat the rights and interests of the Employee, if any, the Trustees and the beneficiary under the Policy.

ARTICLE 4. ELECTION OF DIVIDEND OPTIONS.

4.1 All dividends declared by the Insurance Company shall be applied to purchase paid-up additions.

ARTICLE 5. OTHER PROVISIONS.

5.1 The Trustees agree not to exercise any rights in the Policy (except as otherwise permitted under this Split-Dollar Insurance Agreement), including, but not limited to, the right to borrow from, hypothecate or otherwise create or permit any lien or encumbrance or other security interest in the Policy, surrender the Policy or change dividend rights in the Policy, which would in any way reduce the rights or interest that the Corporation would at any time be entitled to.

ARTICLE 6. WAIVER OF PREMIUMS.

6.1 If a waiver of premium rider is added to the Policy, it shall be paid for by the Trustees. In the event that the Employee is disabled, all of the benefits resulting from the waiver of premium rider shall be treated as part of the Trustees’ Premium Portion.

ARTICLE 7. FIDUCIARY AND CLAIMS PROCEDURE.

7.1 The Corporation is hereby designated the “Named Fiduciary” under this Split-Dollar Insurance Agreement.

7.2 The Named Fiduciary shall control and manage the operation of this Split-Dollar Insurance Agreement. Such responsibilities may be allocated to any persons named in a written instrument specifying to whom and which responsibilities have been delegated.

7.3 The following claims procedure shall be available for this Split-Dollar Insurance Agreement:

a. The Claims Manager shall be the then acting Chief Financial Officer of the Corporation.

b. The Trustees shall make claim and execute such forms as required under the Policy which shall be sent to the Insurance Company as required under the Policy. Should the Insurance Company deny the claim, the Trustees shall request the Insurance Company to review the decision under the Insurance Company’s standard review procedures.

c. Notice of the decision to deny the claim in whole or in part shall be furnished by the Trustees to the Claims Manager and the Claims Manager shall furnish notice to the Corporation or other claimant within a reasonable period of time after the claim has been denied.

d. The notification shall set forth the reasons for the denial, make reference to the pertinent part of the Policy provisions on which the denial is based, describe the information necessary to obtain a review of the claim, and explain claim review procedures.

ARTICLE 8. TERMINATION OF AGREEMENT.

8.1 This Split-Dollar Insurance Agreement (1) may be terminated by the Trustees upon thirty (30) days written notice to the Corporation or (2) shall automatically terminate on the termination of employment of the Employee for any reason (other than the death of the Employee) or bankruptcy of the Corporation. The term “bankruptcy” shall have the meaning set forth in ARTICLE 11 of this Split-Dollar Insurance Agreement. Upon any such termination, the Corporation will have no further obligation to make premium payments. If at such termination additional premium payments are required to be made with respect to the Policy, the Trustees shall make such payments. Should the Trustees not make such payments and the cash surrender value of the Policy is thus reduced below the cash surrender value of the Policy as of the date of termination of this Split-Dollar Insurance Agreement, the Trustees must either (i) surrender the Policy, in which case the Corporation shall be entitled to receive from the Trustees the Aggregate Payment (as defined in Paragraph 3.2(a) of this Split-Dollar Insurance Agreement), or (ii) at the sole option of the Trustees, otherwise repay to the Corporation the Aggregate Payment. So long as the cash surrender value of the Policy is not less than the cash surrender value of the Policy as of the date of termination of this Split-Dollar Insurance Agreement, the Aggregate Payment paid by the Corporation will remain subject to this Agreement and will not be returned to the Corporation until such time as the cash accumulated in the Policy is sufficient to return to the Corporation the Aggregate Payment without reducing the remaining value in the Policy to the extent it would then become necessary to pay additional premiums on the Policy in order to have the Policy remain in force. Upon the surrender of the Policy (if, upon such surrender, the Aggregate Payment paid by the Corporation is returned to the Corporation), or upon the return to the Corporation by the Trustees of the Aggregate Payment other than upon the surrender of the Policy in accordance with the terms set forth in this ARTICLE, all rights and obligations under this Split-Dollar Insurance Agreement will terminate.

ARTICLE 9. AMENDMENT.

9.1 This Split-Dollar Insurance Agreement may be altered, amended or modified only by a written agreement signed by the Corporation and the Trustees. In addition, any party may assign its rights, interest or obligations under this Split-Dollar Insurance Agreement, except that the Corporation may assign such rights, interests or obligations only to a successor by merger or purchaser of substantially all the assets of the Corporation. This Split-Dollar Insurance Agreement and any amendments hereto, shall be binding upon the Corporation, the Trustees, and their respective successors, heirs, legal representatives and permitted assigns, as the case may be. In the event the Corporation becomes a party to any merger, consolidation or reorganization, this Split-Dollar Insurance Agreement shall remain in full force and effect as an obligation of the Corporation or its successors in interest.

ARTICLE 10. LAW GOVERNING.

10.1 The law of the State of New Jersey shall govern this Split-Dollar Insurance Agreement, without giving effect to the conflicts of law provisions thereof.

ARTICLE 11. DEFINITION OF BANKRUPTCY.

11.1 For purposes of this Split-Dollar Insurance Agreement, the Bankruptcy of the Corporation shall occur if the Corporation:

a. is generally not able to pay its debts as they become due or admits in writing its inability to pay its debts generally as they become due;

b. files a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code, or any similar applicable bankruptcy or insolvency law, as now or in the future amended (herein collectively called “Bankruptcy Laws”), or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in relief provided for under the Bankruptcy Laws;

c. makes an assignment of all or a substantial part of its property for the benefit of its creditors;

d. seeks or consents to or acquiesces in the appointment of a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property;

e. is finally adjudicated a bankrupt or insolvent;

f. is subject to the entry of a court order, which shall not be vacated, set aside or stayed within 30 days from the date of entry, appointing a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property, or entering of an order for relief pursuant to an involuntary case, or effecting an arrangement of debt in bankruptcy or for a reorganization pursuant to the Bankruptcy Laws or for any other judicial modification or alteration of the rights of creditors; or

g. is subject to the assumption of custody or sequestration by a Court of competent jurisdiction of all or a substantial part of its property, which custody or sequestration shall not be suspended or terminated within 30 days from its inception.

ARTICLE 12. MISCELLANEOUS PROVISIONS.

12.1 This Split-Dollar Insurance Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties with respect to the subject matter hereof.

12.2 This Split-Dollar Insurance Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

12.3 Each of the parties hereto consents and submits to the jurisdiction of the Courts of the State of New Jersey and of the Courts of the United States for a judicial district within the territorial limits of the State of New Jersey for all purposes of this Split-Dollar Insurance Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation and liability arising under or by reason of this Split-Dollar Insurance Agreement; and if either party to this Split-Dollar Insurance Agreement seeks to enforce any of its rights or remedies hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in connection therewith including, without limitation, fees and costs incurred prior to the formal commencement of any such litigation and any appeal therefrom. In the event that there is no prevailing party in any such action or proceeding, the court having jurisdiction, on the petition of either party, may direct the allocation of such expenses in such manner as the court deems equitable under the circumstances.

12.4 The obligations incurred hereunder by the Trustees are the sole obligations of the DAVID M. GOLDENBERG INSURANCE TRUST dated August 5, 1994, and no Trustee shall be personally responsible for any of the obligations of such trust.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 19th day of September, 1994.

IMMUNOMEDICS, INC.

By:
Witness		Signature, Title

THE DAVID M. GOLDENBERG INSURANCE TRUST

BY:
Witness		EVA J. GOLDENBERG, Trustee

Witness		DEBORAH S. GOLDENBERG, Trustee

Witness		DENIS C. GOLDENBERG, Trustee

Witness		NEIL A. GOLDENBERG, Trustee

Witness		LEE R. GOLDENBERG, Trustee

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